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                                                                    EXHIBIT 10.2



SUMMARY SHEET OF DIRECTOR FEES AND NAMED EXECUTIVE OFFICER COMPENSATION

I.  DIRECTOR COMPENSATION

For 2007, the compensation payable to the Company's Independent Directors (other than the Lead Independent Director) consists of:

1.      A $50,000 cash retainer; and

2. 3,717 restricted shares of the Company's common stock which shall constitute "Annual Awards" under the Company's Amended and Restated Independent Director Stock Compensation Plan (the "Plan").

For 2007, the compensation payable to the Company's Lead Independent Director consists of:

     1.  A $100,000 cash retainer;

     2. 3,717 restricted shares of the Company's common stock which shall constitute an Annual Award under the Plan; and

     3. Additional equity compensation equal to the difference obtained by subtracting the value of the 3,717 share Annual Award referred to in 2, above, from $100,000, provided that such compensation is taken as Elective Award shares under the Plan.

         In 2007, the chairman of our corporate governance and nominating committee, the chairman of our compensation and human resources committee and the chairman of our audit committee will receive $20,000, $30,000 and $35,000, respectively, for services rendered in those roles. Members of the audit committee, other than its chairman, receive annual payments of $10,000 for services rendered in their capacity as audit committee members.

     II.      EXECUTIVE COMPENSATION

         BASE SALARIES

         The following table sets for the current base salaries of the Company's Chief Executive Officer and each of the executive officers who were named in the Summary Compensation Table in the Company's Form 10-K/A filed with the SEC on April 27, 2007 (the "Named Executive Officers")



EXECUTIVE OFFICER                                            BASE SALARY
-----------------                                            -----------

Robert J. Laikin, Chairman of the Board and Chief            $800,000
Executive Officer

Anthony Boor, Executive Vice President, Chief Financial      $375,000
Officer and Treasurer

Steven E. Fivel, Executive Vice President, General Counsel   $375,000
and Secretary



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J. Mark Howell, President and President Americas Division       $493,700

R. Bruce Thomlinson, President, International Operations        $615,055(1)

John Alexander du Plessis Currie, President, Emerging           $434,000
Markets


(1) Mr. Thomlinson is paid in Australian dollars. The dollar amount reported in this table for Mr. Thomlinson is based on an exchange rate of 0.7886 Australian dollars to one U.S. dollar as in effect on December 31, 2006.

BONUS AND PARTICIPATION IN STOCK OPTION PLANS

Named Executive Officers are also eligible to:

     - Participate in the 2007 bonus program for the Named Executive Officers, which is based upon certain pre-established targets for: (i) income from continuing operations (50%) and (ii) certain strategic objectives approved by the Compensation and Human Resources Committee of the Board of Directors (50%). These targets are measured on a yearly basis. If all of these targets are reached, Mr. Laikin, the Company's Chief Executive Officer, will receive a cash bonus equal to 100% of his base salary and each of the other named executive officers will receive a cash bonus equal to 50% of their respective base salaries as a bonus.

     - Participate in the Company's 2004 Long-Term Incentive Plan (the "2004 Plan"), including the 2007 executive equity program adopted pursuant to and in furtherance of the goals of the 2004 Plan, pursuant to which the named executive officers were granted restricted stock units ("RSUs") under, and in accordance with, the 2004 Plan. The number RSUs granted to each Named Executive Officer was based on a target percentage of that executive's base salary, as follows:


                                                   Target Equity Award
Position                                           (Up to % of Base Salary)
--------                                           ---------------------------

Chief Executive Officer                            125%

Chief Financial Officer                            100%

General Counsel                                    100%

President and President Americas Division          100%

President, International Operations                100%

President, Emerging Markets                        100%

The 2004 Plan grants made pursuant to the executive equity program are subject to forfeiture, in whole or in part, prior to the first anniversary of the grant if the Company does not achieve certain performance goals weighted as follows:
(i) income from continuing operations (50%) and (ii) certain strategic objectives approved by the Compensation and Human Resources Committee of the Board of Directors (50%). If any or all of the performance goals are not achieved, then the corresponding percentage of RSUs granted would be forfeited. Those RSUs no longer subject to forfeiture vest in three equal annual installments beginning with the first anniversary of the grant, subject to, and in accordance with the 2004 Plan and the option and RSU agreements entered into between the Company and the grantee.



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SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENTS

On April 7, 2005, we entered into Supplemental Executive Retirement Plan agreements, referred to as SERP agreements, with each of Robert Laikin, Mark Howell and Steven Fivel and, on January 19, 2006, we amended and restated these SERP agreements effective as of April 7, 2005. The amended and restated SERP agreements provide that we will implement a supplemental retirement benefit providing each of Messrs. Laikin, Howell and Fivel with an additional payment. The payments under the amended and restated SERP agreements will be made on an annual basis beginning on the later of the individual's termination date, or the attainment of age 50, 53 or 55 for Messrs. Laikin, Howell or Fivel, respectively, for a period of ten years or until such individual's death, if earlier. If the executive's employment is terminated, other than for "cause," we are required to pay the benefit to him commencing on the later of the date of termination, as set forth in the applicable employment agreement, or Mr. Laikin's reaching of age 50, Mr. Howell's reaching of age 53 or Mr. Fivel's reaching of age 55. The benefit is an annual payment equal to a certain percentage of average base salary and bonus based on the final five years of work, with such percentage not to exceed 50% and subject to caps on the amount of the annual benefits payable, referred to as the "cap amount." If Messrs. Laikin, Howell or Fivel is terminated for cause, then the benefit would not commence for that executive until he reached the age of 62.

Assuming annual salary increases of 5% per year, the anticipated payments pursuant to the amended and restated SERP agreements would reach the cap amount and would be paid in approximately the following amounts: $500,000 per year to Mr. Laikin commencing at age 50; $344,000 per year to Mr. Howell commencing at age 53; and $229,000 per year to Mr. Fivel commencing at age 55, in each case for a period of ten years or until such individual's death, if earlier. Payment under the amended and restated SERP agreements is contingent upon termination of service.